Exhibit 10.3

A subsidiary of Pinnacle West Capital Corporation

Donald E. Brandt	Tel 602/250-5602	Mail Station 9042
President and Chief Executive Officer	Fax 602/250-3303	PO Box 53999
Phoenix, Arizona 85072-3999
July 18, 2008
Mr. Randall K. Edington
3853 North Sidney Street
Buckeye, AZ 85396-7699
Dear Randy,
In recognition of your significant contributions to Palo Verde’s improvement since you joined APS in early 2007, your critical role in returning Palo Verde to long-term excellence, and your on-going commitment to that process, I am pleased to confirm the following compensation arrangements we recently discussed:
•	Effectively immediately, your annual base salary will increase from $660,000 to $800,000, retroactive to June 1, 2008;

•	The Company will enter into a separate Deferred Compensation Agreement with you. Under this new Agreement, we will credit your Deferred Compensation Account with $1,000,000, effective as of July 15, 2008. The Company will increase your account balance by an additional $1,000,000 on June 1 of each year, beginning June 1, 2009, until the account reaches $4,000,000 on June 1, 2011. The account will vest on June 1, 2012, and will be payable before that date upon death, disability, or involuntary termination. You may choose to receive your vested balance in a lump sum or in any other form permitted by the Deferred Compensation Agreement.

•	Effective July 15, 2008, the Company will establish for you a life insurance benefit of $3,000,000 that decreases by $1,000,000 on June 1 of each year, beginning June 1, 2009, until the life insurance benefit terminates on June 1, 2011. The effect of this arrangement, when combined with the account balance referenced in the bullet point immediately above, is that you will always have a net death benefit of $4,000,000 payable to your beneficiaries.
Randy, we look forward to your continued contributions to Palo Verde and the Company. Please sign below to indicate your acceptance of these arrangements, after which I will have the formal documentation prepared. If you have any questions, please contact me at 602-250-5602.
Sincerely,
/s/ Don Brandt
Signing this letter indicates your acceptance of the terms of this letter.
/s/ Randall K. Edington
Date: July 22, 2008